Exhibit 10.10

NETLOGIC MICROSYSTEMS, INC

INCENTIVE BONUS PLAN

EFFECTIVE MAY 5, 2005

1.	PURPOSE

The purpose of this Incentive Bonus Plan (the “Plan”) is to promote the success of NetLogic Microsystems, Inc. (the “Company”) by providing financial incentives to eligible Employees (individually a “Participant” and collectively the “Participants”) to strive for more effective operation of the Company’s business. The Company intends to use this Plan to link the interests of stockholders of the Company and Plan Participants by motivating Participants to focus on increasing the Company’s profitability as well as completing objectives that support the Company’s overall business goals, to attract and retain Participants’ services and to create a variable compensation plan that is competitive with other companies in our market.

2.	DEFINITIONS

The following definitions shall be applicable throughout the Plan:

a. “Annual Period” means the twelve-month period representing the Company’s fiscal year starting January 1 and ending December 31.

b. “Award” means the amount of cash paid to a Participant under the Plan with respect to Annual Periods.

c. “Award Determination Date” means the date that the Compensation Committee of the Company’s Board of Directors (the “Committee”) meets to review individual and Company performance for an Annual Period and determine individual Awards.

d. “Effective Date” means May 5, 2005, and the Annual Period for 2005 is the entire year.

e. “Employee” means any individual, including an officer, who is a full service employee of the Company or any entity in which the Company owns more than 50% of the outstanding ownership interests entitled to vote for the election of directors or the equivalent managing body of such entity, determined on a worldwide basis.

f. “Participant” means any individual who meets the requirements of Section 4 of the Plan.

g. “Participation Date” means the Employee’s date of hire or the date the Committee deems the employee an eligible participant.

h. “Term of the Plan” means the period during which the Plan is effective. This period shall begin on the Effective Date and end on a date to be determined in accordance with Section 7 of the Plan.

3.	POWERS AND ADMINISTRATION

a. Administration by the Committee. Subject to any powers to be exercised by the Company’s Board of Directors, in its discretion, the Committee shall administer the Plan and have such powers and duties as are conferred upon it under this Plan, or any amendments thereto, or by the Board of Directors of the Company. The Committee shall have the authority and complete discretion to (i) prescribe, amend and rescind rules relating to the Plan; (ii) select Participants to receive Awards; (iii) construe and interpret the Plan; (iv) make changes in relation to the Term of the Plan; (v) correct any defect or omission, or reconcile any inconsistency in the Plan; (vi) authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award; and (vii) make all other determinations deemed necessary or advisable for the administration of the Plan.

b. Committee’s Interpretation Final. The Committee’s interpretation and construction of any provision of the Plan shall be final and binding on all persons claiming an interest in an Award granted or issued under the Plan. Neither the Committee nor any director shall be liable for any action or determination made in good faith with respect to the Plan. The Company, in accordance with its bylaws, shall indemnify and defend such parties to the fullest extent provided by law and such bylaws.

c. Nontransferability of Awards. An award granted a Participant shall not be assignable or transferable in whole or in part, either voluntarily or by operation of law or otherwise. In the event of the Participant’s death, an Award is transferable by the Participant only by will or the laws of descent and distribution. Any attempted assignment, transfer or attachment by any creditor in violation of this Subsection 3(c) shall be null and void.

4.	ELIGIBILITY AND PARTICIPATION

a. Eligibility. All executive officers of the Company and other Employees deemed eligible by the Committee shall be eligible to participate in the Plan. The Participation Date for an eligible employee will generally be the employee’s date of hire or the date upon which the Committee deems the employee eligible to participate. Participants eligible for an Award during an Annual Period shall be eligible to receive an Award with respect to such period if they are hired during such period. Participants hired after the beginning of the Annual Period shall receive a pro-rated Award based on the number of days actually worked versus the number of days available during the Annual Period. Participants must be employed with the Company on the Award Determination Date to be eligible for an Award under the Plan.

b. Participation and Approval. For each Annual Period, the Chief Executive Officer shall present to the Committee a list of recommended Participants and a recommended target Award for each Participant for the fiscal year, which recommendations may be submitted after the commencement of the current Annual Period. The Committee shall review the Chief Executive Officer’s report, make any adjustments the Committee deems necessary, and approve target Awards for the Annual Period.

5.	CALCULATION OF AWARDS

a. Awards Based on Objectives. Awards for the Annual Period shall be based on successful completion of approved individual objectives for such period and shall take into account financial objectives for either the Company and/or for a selected business unit set forth at the beginning of the fiscal year.

b. Determination of Award Target. Target amounts for Awards for Participants are determined by competitive market information relevant to the job the individual is performing for the Company, the job function of the individual and the individuals’ expected contributions to the Company. The target amounts may be a specified cash amount or a percentage of base pay.

6.	PAYMENT

All payments are to be made in cash, less applicable federal, state, local and FICA taxes, as soon as practicable after the Award Determination Date, but in all events within 75 days after it.

7.	AMENDMENT OF THE PLAN

The Committee may, from time to time, terminate, suspend, or discontinue the Plan, in whole or part, or revise or amend it in any respect whatsoever.

8.	SOURCE OF FUNDS

The Plan is unfunded. All awards paid under the Plan are paid from the general assets of the Company and are not liabilities of the Company at any time prior to the time when payment is made. Nothing contained in the Plan shall require the Company to segregate any monies from its general funds, or to create any trust or make any special deposit in respect of any amounts payable under the Plan to or for any Participant or group of Participants.

9.	RIGHTS AS AN EMPLOYEE

The Plan shall not be construed to give any individual the right to remain in the employ of the Company or to affect the right of the Company to terminate such individual’s status as an Employee. Participation in the Plan will not affect participation in any other compensatory plan maintained by the Company.

10.	EFFECTIVE DATE OF PLAN

The Plan is effective on the Effective Date and shall remain in effect until such time as the Committee decides to terminate the Plan.

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